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                                                                    Exhibit 99.1
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For Immediate    Contact:  Donald L. Drakeman          Kim Cayz
 Release         President and CEO                     Director
---------------  Medarex, Inc.                         Corporate
                 609-430-2880                          Communications
                                                       Aventis
                 Kelly O'Brien                         1-610-878-4822
                 Middleberg Euro
                 for Medarex, Inc.
                 212-699-2541
                 kelly@middleberg.com





  Medarex and Aventis Behring Announce Positive Clinical Trial Results for New
                            Autoimmune Disease Drug

Princeton, NJ and King of Prussia, PA, December 4, 2000 - Medarex, Inc. (Nasdaq:
MEDX) and Aventis Behring L.L.C. today announced positive results from a Phase II clinical trial in which a new therapy appears to be promising in treating an increasingly common autoimmune disease, Idiopathic Thrombocytopenia Purpura
(ITP). The data were presented yesterday at the Annual Meeting of the American Society of Hematology in San Francisco, CA.

Researchers conducted a dose escalating, double blind, randomized, placebo controlled, parallel-multicenter study on thirty adults with chronic ITP. The data suggested MDX-33 was well tolerated in adult subjects with chronic ITP, and a single dose of MDX-33 appeared to substantially elevate platelet counts in all patients treated with the optimal dose. Mild to moderate adverse events were noted including occasional headache and flu-like symptoms.

MDX-33 is being developed through a corporate alliance between Medarex and Aventis Behring. MDX-33 is a humanized monoclonal antibody that is being evaluated to assess its ability to diminish the activity of monocytes, macrophages or other white blood cells that can destroy healthy platelets.

"This trial demonstrates that MDX-33 may be effective in increasing platelet counts

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in patients suffering from ITP.  As the number of people diagnosed with this disease continues to grow every year, it is crucial to find new, improved treatments to help patients treat this disease," said Dr. Ruedi Waeger, Chief Executive Officer, Aventis Behring L.L.C. "Aventis Behring is committed to providing doctors and patients with the next generation of therapeutic choices."

"We are pleased to announce the encouraging results of our Phase II clinical trials in conjunction with Aventis Behring, our business partner. We look forward to the next steps in our clinical program which will hopefully bring us even closer to developing a new treatment for ITP," said Donald L. Drakeman, President and Chief Executive Officer, Medarex.

It is estimated that approximately 100,000 people in the U.S. are afflicted with ITP, and each year approximately 20,000 new patients are being identified worldwide. Often associated with autoimmune diseases, ITP is a condition where white blood cells destroy platelets. If uncontrolled, the resulting platelet deficiency can lead to bleeding, hemorrhage or other hematological disorders that can be life-threatening. Current methods of treating ITP can result in severe adverse reactions, and up to one-third of chronic ITP patients may not react to current therapy.

Medarex is a biopharmaceutical company developing monoclonal antibody-based therapeutics to fight cancer and other life-threatening and debilitating diseases. Medarex has assembled a broad platform of patented technologies for antibody discovery and development, including the HuMAb-Mouse/(R)/ and TC Mouse systems for the creation of high-affinity, fully human antibodies; T-12 Development/SM/ offering the potential to move from target to trial in approximately 12 months; and Trans-Phage Technology/SM /combining high throughput screening with fully human antibody development. Medarex creates and develops fully human antibodies for itself and others, offering a full range of antibody development capabilities, including pre-clinical and clinical manufacturing services. For more information about Medarex, visit its web site at www.medarex.com.

Aventis Behring L.L.C. is a global leader in the therapeutic protein industry, providing a wide range of innovative, high-quality therapies and unique support services to patients worldwide. Aventis Behring is dedicated to the research and development of proteins from human blood plasma and emerging technologies. For more information about Aventis Behring, please visit www.aventisbehring.com.

Aventis Behring is the therapeutic protein business of Aventis Pharma AG. Aventis Pharma AG is the pharmaceutical subsidiary of Aventis S.A. Aventis (NYSE: AVE) is a world leader in life sciences. Focused on two core business areas --pharmaceuticals and agriculture -- Aventis is dedicated to improving life through

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the discovery and development of innovative products in the fields of prescription drugs, vaccines, therapeutic proteins, crop production and protection, animal health and nutrition. With global corporate headquarters in Strasbourg, France, Aventis employs around 95,000 people in more than 120 countries and recorded pro forma sales in 1999 of 20.5 billion euros. Aventis was launched in December 1999 through the merger of Hoechst AG of Germany and Rhone-Poulenc SA of France. For more information: www.aventis.com.

Except for the historical information presented herein, matters discussed in this press release are forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from any future results, performance or achievements expressed or implied by such statements. Such risks and uncertainties include risks associated with product discovery and development as well as risks detailed from time to time in the companies' public disclosure filings with the U.S. Securities and Exchange Commission (SEC), including each company's Annual Report on Form 10-K for the fiscal year ended December 31, 1999. Copies of each company's respective public disclosure filings are available from each company's investor relations department. There can be no assurance that such development efforts will succeed, that such products will receive required regulatory clearance or that, even if such regulatory clearance were received, such products would ultimately achieve commercial success.

TC Mouse is a trademark of Kirin Brewing Co., Ltd.

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